Exhibit 11


                       LUNAR CORPORATION AND SUBSIDIARIES
             Statement Regarding Computation of Earnings Per Share
                                  (Unaudited)


                              Three months ended       Nine months ended
                             March 31,   March 31,    March 31,  March 31,
                               1996        1995         1996       1995
                            ----------  ----------   ----------  ----------

Net income                  $2,588,289  $1,767,387   $6,159,819  $5,083,312
                            ==========  ==========   ==========  ==========
Weighted average shares
 outstanding                 8,233,533   7,925,123    8,108,221   7,884,878

Stock options calculated
 according to the treasury
 stock method                1,160,254     914,742    1,131,059     888,362

Weighted average number of
 common and common-equivalent
 shares outstanding          9,393,787   8,839,865    9,239,280   8,773,239
                             =========   =========    =========   =========
Net income per common and
 common-equivalent shares        $0.28       $0.20        $0.67       $0.58
                                 =====       =====        =====       =====